Exhibit 5.1

March 13, 2026

Enerflex Ltd.

Suite 904, 1331 MacLeod Trail S.E.

Calgary, Alberta

T2G 0K3

Dear Sirs:

Re:	Enerflex Ltd. – Registration Statement on Form S-8

We are Canadian counsel to Enerflex Ltd. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Company’s Share Unit Plan (the “Plan”), to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof.

The Registration Statement relates to the reservation of 4,880,947 of the Company’s common shares (the “Reserved Shares”, and each common share in the capital of the Company, a “Common Share”), which Reserved Shares may be issuable upon the vesting or settlement of restricted share units and performance share units (collectively, the “Awards”) that may be granted under the Plan. The Plan was approved by the board of directors of the Company (the “Board”) on February 25, 2026 and will be submitted to the shareholders of the Company (“Shareholders”) for approval at the annual general meeting of shareholders to be held on May 6, 2026.

We are rendering this opinion at the request of the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement, other than as expressly stated herein.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

(i)

a certificate of officers of the Company dated the date hereof with respect to the factual matters referred to herein, to which is attached a certified copy of the resolutions of the Board passed at meetings of the Board held on February 25, 2026 and February 26, 2026 pursuant to which the Board approved, among other things, the Plan;

(ii)

originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

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(b)

considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

We have not reviewed the minute books or, except as described above, any other corporate records of the Company.

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this letter.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry that with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents.

This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof.

Based and relying on the foregoing and subject to approval of the Plan by Shareholders and the exceptions and qualifications hereinbefore set out, we are of the opinion that up to 4,880,947 Reserved Shares which may be reserved for issuance pursuant to the Plan will upon:

1.

the grant of one or more Awards, the reservation and conditional allotment for issuance of the Reserved Shares which may be issuable upon the vesting or settlement of such Awards and the fixing of the prices at which such Reserved Shares are to be issued upon the vesting or settlement of such Awards, all in accordance with the Plan, by the Board; and

2.

the due and valid vesting or settlement of such Awards in accordance with the Plan and the terms of binding agreements in respect of such Awards entered into between the Company and the persons being granted such Awards, and if applicable, receipt by the Company of payment in full for each such Reserved Share to be issued upon the vesting or settlement of such Awards, be validly issued and outstanding as fully paid and non-assessable Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties. This opinion may not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours truly,

/s/ Gowling WLG (Canada) LLP